UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2019

Sykes Enterprises, Incorporated

(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 N. Ashley Drive, Suite 2800, Tampa, Florida	33602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 274-1000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

New Credit Agreement

On February 14, 2019, Sykes Enterprises, Incorporated (“Sykes”), entered into a Credit Agreement with KeyBank National Association, as Administrative Agent, Swing Line Lender and Issuing Lender, the lenders named therein, and KeyBanc Capital Markets Inc. as Lead Arranger and Sole Book Runner a copy of which is attached to this Report as Exhibit 10.1. The Credit Agreement provides for a $500 million senior revolving credit facility which may be increased by an aggregate amount of up to an additional $200 million on or before February 14, 2023, subject to the conditions set forth therein.

The revolving credit facility provided under the Credit Agreement replaces Sykes’ previous $440 million senior revolving credit facility provided under the Credit Agreement among Sykes, KeyBank, as Lead Arranger, Sole Book Runner and Administrative Agent, and the lenders named therein, dated May 12, 2015, as amended.

Set forth below is a summary of the material terms of the Credit Agreement. The summary is not complete and is subject to and qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated herein by reference to Exhibit 10.1.

Maturity

The revolving facility will mature on February 14, 2024.

Revolver Sub-Limits

The revolving facility includes a $200.0 million alternate-currency sub-facility, a $15 million swingline sub-facility and a $15 million letter of credit sub-facility.

Interest Rate

Borrowings under the facility will bear interest at either LIBOR or the base rate plus, in each case, an applicable margin based on Sykes’ leverage ratio. The applicable margin will be determined quarterly based on Sykes’ leverage ratio at such time. The base rate is a rate per annum equal to the greatest of (i) the rate of interest established by Key, from time to time, as its “prime rate”; (ii) the Federal Funds effective rate in effect from time to time, plus 1/2 of 1% per annum; and (iii) the then-applicable LIBOR rate for one month interest periods, plus 1.00%. Swing Line Loans will bear interest only at the base rate plus the applicable margin.

Borrowings are estimated to open at LIBOR plus 100.0 basis points. Under the terms of the previous facility, borrowings incurred interest at LIBOR plus 100.0 basis points immediately prior to the new Credit Agreement being entered into.

Interest Payments

For base rate borrowings, the interest payments are due quarterly. For LIBOR borrowings, the interest payments are due at the end of each LIBOR interest period.

Fees

Sykes is required to pay certain customary fees, including a commitment fee which is due quarterly in arrears and calculated as a percentage of the daily unused amount of the revolving facility. The commitment fee percentage will be determined quarterly based on Sykes’ leverage ratio at such time. The commitment fee for the initial period will be 12.5 basis points. Under the terms of the previous facility, the commitment fee was 12.5 basis points immediately prior to the new Credit Agreement being entered into.

Guarantees and Security

The facility is guaranteed by all of Sykes’ existing and future direct and indirect material U.S. subsidiaries and secured by a pledge of 100% of the non-voting and 65% of the voting capital stock of all the direct foreign subsidiaries of Sykes and the domestic guarantors.

Other Terms and Conditions

The credit agreement contains usual and customary terms and conditions, including usual and customary conditions precedent for advances, affirmative covenants, negative covenants, financial reporting requirements, financial covenants, representations and warranties, indemnities, events of default and remedies, agency provisions, and other provisions customary for transactions of this type.

Among the negative covenants, the credit agreement includes restrictions on indebtedness, investments, liens, asset sales, affiliate transactions, and equity issuances by subsidiaries.

Among the financial covenants, the credit agreement provides that:

●

The leverage ratio cannot exceed 3.5 to 1, except for the four quarters immediately following an acquisition involving consideration equal or greater than $50,000,000, when the maximum leverage ratio will be 4.0 to 1; and

●	The interest coverage ratio cannot be less than 3 to 1 at any time.

Item 1.02 Termination of a Material Definitive Agreement.

The revolving credit facility described in Item 1.01 above replaces Sykes’ previous senior revolving credit facility provided under the Credit Agreement among Sykes, and KeyBank National Association, as Lead Arranger, Sole Book Runner and Administrative Agent, and the lenders named therein, dated May 12, 2015, as amended, which agreement was terminated simultaneous with entering into the new Credit Agreement.

Item 9.01. Financial	Statements and Exhibits.

(d) The following exhibits are included with this Report:

Exhibit 10.1	Credit Agreement, dated February 14, 2019, between Sykes Enterprises, Incorporated; KeyBank National Association, as Administrative Agent, Swing Line Lender and Issuing Lender; KeyBanc Capital Markets Inc. as Lead Arranger and Sole Book Runner; and the lenders named therein.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED

By:	/s/ John Chapman
John Chapman
Executive Vice President and Chief Financial Officer

Date: February 15, 2019